As filed with the Securities and Exchange Commission on December 19, 2014
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BG STAFFING, INC.
(Exact name of each registrant as specified in its charter)

Delaware	26-0656684
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

5000 Legacy Drive, Suite 350
Plano, Texas 75024
(972) 692-2400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

 L. Allen Baker, Jr.
President and Chief Executive Officer
BG Staffing, Inc.
5000 Legacy Drive, Suite 350
Plano, Texas 75024
(972) 692-2400
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Glen J. Hettinger, Esq.
William P. Bowers, Esq.
Fulbright & Jaworski LLP
(A Member of Norton Rose Fulbright)
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
(214) 855-7444

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

______________________________________________________________
CALCULATION OF REGISTRATION FEE

		Amount To Be Registered(1)	Proposed Maximum Aggregate Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering:
Common Stock, par value $0.01 per share	(3)
Preferred Stock, par value $0.01 per share	(3)
Warrants
Total Primary Offering		$60,000,000	-		$60,000,000	(4)	$6,972	(2)
Secondary Offering:
Common Stock, par value $0.01 per share		822,212	$9.75		$8,016,567		$931.53
Total Secondary Offering		822,212	$9.75	(5)	$8,016,567		$931.53	(5)

(1) Pursuant to Rule 457(i) under the Securities Act of 1933 (the “Securities Act”) the securities registered hereunder include such indeterminate number of common stock or preferred stock as may be issued upon conversion or exchange of any preferred stock or warrants registered hereunder that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(2) Calculated pursuant to Rule 457(o) under the Securities Act.

(3) Includes an indeterminate number of shares of common stock or preferred stock as may be sold from time to time, at indeterminate prices.

(4) Any securities registered hereunder with respect to the primary offering may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price per unit will be determined by the registrant in connection with the issuance of the securities. In no event will the aggregate offering price of all securities issued from time to time by the Company pursuant to this registration statement exceed $60,000,000.

(5) Pursuant to Rule 457(c) of the rules and regulations under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for the registrant’s common stock traded on the NYSE MKT on December 18, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated December 19, 2014

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$60,000,000
Common Stock
Preferred Stock
Warrants

822,212 Shares of Common Stock

We may offer up to $60,000,000 of the securities described in this prospectus from time to time in one or more transactions. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest. We may offer these securities in amounts, at prices and on terms determined at the time of offering.

Certain selling stockholders may sell up to 822,212 shares of our common stock that they currently hold or have the right to acquire from time to time under this prospectus. We will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock held by the selling stockholders that are covered by this prospectus may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters or broker-dealers or agents. Such shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling stockholders will be responsible for any underwriting fees, discounts and commissions due to brokers, dealers or agents

Our common stock is traded on NYSE MKT under the symbol “BGSF.” On December 18, 2014, the closing price of our common stock was $11.99.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is $64,791,334 based on 6,573,790 shares of outstanding common stock, of which 1,170,009 shares are held by affiliates, and a price of $11.99 per share, which was the last reported sale price of our common stock on the NYSE MKT on December 18, 2014. As of the date of this prospectus, we have not previously offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” on page 1 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  .

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended on December 29, 2013 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014, which are on file with the SEC and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments; and

•	the benefits of our completed and future merger, acquisition and disposition transactions.
You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” and similar expressions, and variations or negatives of these words.
These forward-looking statements are based on information available to us as of the date of this prospectus and our current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the availability of workers’ compensation insurance coverage at commercially reasonable terms;

•	the availability of qualified temporary personnel;

•	compliance with federal and state labor and employment laws and regulations and changes in such laws and regulations;

•	the ability to compete with new competitors and competitors with superior marketing and financial resources;

•	management team changes;

•	the favorable resolution of current or future litigation;

•	the ability to begin to generate sufficient revenue to produce net profits;

•	the impact of outstanding indebtedness on the ability to fund operations or obtain additional financing;

•	the ability to leverage the benefits of recent acquisitions and successfully integrate newly acquired operations;

•	adverse changes in the economic conditions of the industries, countries or markets that we serve;

•	disturbances in world financial, credit, and stock markets;

•	unanticipated changes in national and international regulations affecting the company’s business;

•	a decline in consumer confidence and discretionary spending;

•	the general performance of the U.S. and global economies;

•	continued or escalated conflict in the Middle East; and

•
other risks referenced from time to time in our past and future filings with the SEC, including in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, and in our Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date of this prospectus. All forward-looking statements, expressed or implied, included or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933. Specific information about the terms of an offering will be included in a prospectus or a prospectus supplement relating to each offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.”

We have not authorized anyone to give you any additional information different from that contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus provided in connection with an offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted.

The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.  Our business, financial condition, results of operations, and prospects may have changed since that date.

This prospectus is not an offer to sell or solicitation of an offer to buy our securities in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.  Unless the context otherwise indicates, the terms “BG Staffing,” “the Company,” “we,” “us,” and “our” as used in this prospectus refer to BG Staffing, Inc. and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

OUR COMPANY
 As used in this prospectus, unless the context otherwise indicates, the references to “BG Staffing,” “we,” “our,” or “us” refer to LTN Acquisition, LLC, together with its subsidiaries (including LTN Staffing, LLC), prior to the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving limited liability company into a Delaware corporation, and BG Staffing, Inc. and its consolidated subsidiaries on or after such merger and conversion (the merger took place on November 1, 2013, and the conversion took place on November 3, 2013). Unless otherwise indicated or the context otherwise requires, financial and operating data in this prospectus and in the Annexes hereto reflect the consolidated business and operations of LTN Staffing, LLC and its wholly-owned subsidiaries prior to such merger and conversion, and BG Staffing, Inc. and its wholly-owned subsidiaries after such merger and conversion. LTN Acquisition, LLC had no operations; thus, the financial statements of this entity have not been included in this prospectus.
Overview and History
We are a national, temporary staffing company that provides temporary workers to a variety of customers that are seeking to match their workforce requirements to their business needs. Our customers operate across a diverse set of industries.
We employ a diverse operating model, both from a skill set and a geographic standpoint, which we believe mitigates revenue risk. We have 32 branch offices in 12 states within the U.S.
We commenced operations on October 17, 2007 and since 2009 new leadership has led an on-going growth & diversification initiative. Since 2010, we acquired and successfully integrated five companies to date:

•
On May 24, 2010, we purchased the interests of BG Personnel Services, LP and BG Personnel, LP, and purchased the common stock of BG Staff Services, Inc. Shortly after the purchase, we relocated our corporate headquarters to Dallas, Texas. In 2011, we began doing business as BG Staffing.

•
On December 13, 2010, we purchased substantially all of the assets of JNA Staffing Inc., a Wisconsin corporation that specialized in providing temporary staffing services within the state of Wisconsin. These operations were rolled into our existing operations in Milwaukee, Wisconsin.

•
On November 21, 2011, we purchased substantially all of the assets of Extrinsic, LLC, a Delaware limited liability company that specialized in providing information technology staffing services to customers within the U.S.

•	On December 3, 2012, we acquired substantially all of the assets of American Partners, Inc., which specialized in providing information technology staffing services to customers within the U.S.

•
On May 28, 2013, we acquired substantially all of the assets of InStaff Holding Corporation and InStaff Personnel, LLC, a wholly owned subsidiary of InStaff Holding Corporation (collectively, “InStaff”). This acquisition has allowed us to strengthen and expand our operations in our Light Industrial segment. InStaff operated 12 branches in Texas and Mississippi, which we continue to operate under the “InStaff” trade name.

Our Industry
The temporary staffing industry supplies temporary staffing services to customers to help them minimize the cost and effort of workforce planning. These services also enable the customer to rapidly respond to changes in business conditions, and in some cases to convert fixed labor costs to variable costs. Temporary staffing companies act as intermediaries in matching available temporary workers to customer assignments. The demand for a flexible workforce continues to grow with competitive and economic pressures to reduce costs and respond to changing market conditions.
The temporary staffing market is subject to volatility based on overall economic conditions. Historically, in periods of economic growth, the number of companies providing temporary staffing services has increased due to low barriers to entry. During recessionary periods, the number of companies has decreased through consolidation, bankruptcies, or other events. The temporary staffing industry is experiencing increased demand in relation to total job growth as customers have placed a greater priority on maintaining a more flexible workforce.
The temporary staffing industry is large and highly fragmented with many competing companies. Staffing companies compete both to recruit and retain a supply of temporary workers and to attract and retain customers to use these workers. Customer demand for temporary staffing services is dependent on the overall strength of the labor market and trends toward greater workforce flexibility. The temporary staffing industry includes a number of markets focusing on business needs that vary widely in duration of assignment and level of technical specialization.

We have diversified our operations to provide temporary workers within distinct segments of the industry. We refer to these segments as Light Industrial, Multifamily and IT Staffing. Additional financial information regarding our business segments is contained in Note 17 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, and in Note 13 to our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014. Such reports are incorporated by reference in this prospectus.
Our Segments
Our operations are organized into three segments: Light Industrial, Multifamily, and IT Staffing.
Light Industrial Segment
Our Light Industrial segment provides temporary workers to primarily distribution and logistics customers needing a flexible workforce. We currently have offices in Sulphur Springs, Texas; Corsicana, Texas; Ennis, Texas; Greenville, Texas; Gainesville, Texas; El Paso, Texas; Mesquite, Texas; Austin, Texas; Dallas, Texas; Olive Branch, Mississippi; Southaven, Mississippi; Waukegan, Illinois and Milwaukee, Wisconsin. Light Industrial segment revenues were $71.6 million during the 2013 fiscal year and represented 47.2% of our consolidated revenues. Our Light Industrial segment temporary workers perform services in a variety of skilled and unskilled positions. The workers we assign to our light industrial customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.
Multifamily Segment
Our Multifamily segment is a leading provider of front office and maintenance personnel to the multifamily housing industry. We currently have offices in Dallas, Texas; Austin, Texas; San Antonio, Texas; Houston, Texas; Atlanta, Georgia; Phoenix, Arizona; Charlotte, North Carolina; Raleigh, North Carolina; Chicago, Illinois; Tampa, Florida; Jacksonville, Florida; Orlando, Florida; Alexandria, Virginia; Nashville, Tennessee; and Las Vegas, Nevada. Multifamily segment revenues were $23.8 million during the 2013 fiscal year and represented 15.7% of our consolidated revenues. The workers we assign to our multifamily customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.
IT Staffing Segment
Our IT Staffing segment provides highly skilled IT professionals with expertise in SAP ERP, SAP BI, Hyperion, Oracle ERP, Oracle BI and Peoplesoft. Our customers include large Fortune 500 companies and consulting firms engaged in systems integration projects. We operate our national coverage of the market from our offices in Durham, North Carolina and Pawtucket, Rhode Island. IT Staffing segment revenues during the 2013 fiscal year were $56.3 million and represented 37.1% of our consolidated revenues.
Growth Strategy
We are committed to growing our operations. Revenues have grown from $35 million in 2009 to $151 million in 2013, by using a growth strategy reliant upon both acquisitions and organic growth.
We will continue to evaluate acquisition opportunities utilizing our proven approach to the assessment, valuation, and integration of acquisitions. Additionally, we are committed to continue to grow our operations in our current markets, as well as expand into new markets within the industries that we currently serve.
We are organized to handle many of the administrative functions at our corporate location such that our branches can focus on business development and the effective recruiting and assignment of temporary workers.
We will continue to invest in technology and process improvements, as necessary, to ensure that we are operating at optimal productivity and performance.

Competition
The staffing services market is highly competitive with limited barriers to entry. We compete in national, regional and local markets with full-service and specialized temporary staffing companies. Some of our competitors have significantly more marketing and financial resources than we do. Price competition in the staffing industry is intense, particularly for the provision of office clerical and light industrial personnel. We expect that the level of competition will remain high, which could limit our ability to maintain or increase our market share or profitability.
The principal competitive factors in attracting qualified candidates for temporary assignments are pay rates, availability of assignments, duration of assignments and responsiveness to requests for placement. We believe that many potential candidates seeking temporary assignments through us may also be pursuing assignments through other means. Therefore, the speed at which we place prospective temporary workers and the availability of appropriate assignments are important factors in our ability to complete assignments of qualified temporary workers. In addition to having high quality temporary workers to assign in a timely manner, the principal competitive factors in obtaining and retaining customers in the temporary staffing industry are properly assessing the customers’ specific job requirements, the appropriateness of the temporary worker assigned to the customer, the price of services and the monitoring of customer satisfaction. Although we believe we compete favorably with respect to these factors, we expect competition to continue to increase.
Intellectual Property
We own or have rights to various copyrights, trademarks, service marks, trade names and domain names used in our business, including, but not limited to, BG Staffing, BG Staffing Group, BG Personnel Services, Extrinsic, American Partners, InStaff, BG Temporary Staffing, Triance, bgstaffing.com, bgstaffinggroup.com, bgpersonnel.com, bgstaffing.net, ltnstaffing.com, milwaukeetemps.com, milwaukeetmepsinc.com, extrinsicllc.com, extrinsicgroup.com, extrinsicresources.com, jnastaffing.com, bgcompanies.net, bgpersonnel.net, bgmail.com, therightpeoplerightnow.com, rightpeoplerightnow.com, americanpartnersinc.com and instaff.com. Our trade names are valuable assets that reinforce the distinctiveness of our brands.
Regulation
Our business is subject to extensive regulation. The cost to comply, and any inability to comply, with government regulation could materially harm our business. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could also materially harm our business.
Seasonality
Our business experiences seasonal fluctuations. Our quarterly operating results are affected by the number of billing days in a quarter, as well as the seasonality of our customers’ business. Demand for our Light Industrial staffing services increases during the second and third quarters of the year and peaks in the fourth quarter. Demand for our Light Industrial staffing services is lower during the first quarter, in part due to customer shutdowns and adverse weather conditions in the winter months. Demand for our Multifamily staffing services is higher during the second and third quarters of the year due to the increased turns in multifamily units during the summer months when schools are not in session. In addition, our cost of services typically increases in the first quarter primarily due to the reset of payroll taxes.
Our working capital requirements are primarily driven by temporary worker payments and customer accounts receivable receipts. Since receipts from customers lag payments to temporary workers, working capital requirements increase substantially in periods of growth.
The staffing industry has historically been cyclical, often acting as an indicator of both economic downturns and upswings. Staffing customers tend to use temporary staffing to supplement their existing workforces and generally hire direct workers when long-term demand is expected to increase. As a consequence, our revenues tend to increase quickly when the economy begins to grow and, conversely, our revenues can also decrease quickly when the economy begins to weaken.
Properties
We lease our corporate headquarters in Plano, Texas, which is approximately 6,500 square feet of space. We lease all of our branch offices, which are located throughout the U.S., through operating leases with terms that range from six months to five years. We also have month to month leases. We believe that our facilities are adequate for our current needs.

Legal Proceedings
We are engaged from time to time in legal matters and proceedings arising out of our normal course of business. While uncertainties are inherent in the final outcome of such matters, we believe the disposition of such proceedings will not have a material effect on our financial position or our results of operations.
Employees and Temporary Workers
At September 28, 2014, we had 183 employees at our corporate and branch offices.
We hired 54 staff employees in connection with the acquisition of the assets of InStaff in 2013. During the 2013 fiscal year, we assigned approximately 21,000 temporary workers.
None of our staff employees or temporary workers is represented by a labor union, and we are not aware of any current efforts or plans to organize any of our staff employees or temporary workers. To date we have not experienced any material labor disruptions.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered by us under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

We do not expect to receive any proceeds in connection with the sale of any common stock offered by any selling stockholders.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma combined statement of operations for the fiscal year ended December 29, 2013, has been derived from our historical consolidated financial statements and the historical financial statements of InStaff (through May 28, 2013, the date of acquisition) included elsewhere in this prospectus, as adjusted to give effect to the acquisition of InStaff as if the acquisition and related events had occurred on December 31, 2012 (the first day of our 2013 fiscal year) with respect to the pro forma combined statements of operations.

The unaudited pro forma adjustments are based on available information and assumptions that we believe are reasonable and are described in the accompanying footnotes, which should be read in conjunction with these unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in Item 6, “Selected Financial Data,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus or incorporated by reference herein.

The unaudited pro forma combined statement of operations does not reflect operational and administrative cost savings, which we refer to as synergies, that management of the combined company estimates may be achieved as a result of the acquisition, or other incremental costs that may be incurred as a direct result of the acquisition.

The unaudited pro forma combined financial statements are for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transaction been consummated on the date or for the periods indicated. Also, the unaudited pro forma combined financial statements should not be viewed as indicative of statement of operations data for any future period.

(continues on next page)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FISCAL YEAR ENDED DECEMBER 29, 2013
(in thousands, except per share data)

	BG Staffing Historical Fiscal Year Ended December 29, 2013	Conversion to C Corporation		InStaff Holdings Corporation Period of January 1, 2013 - May 28, 2013	InStaff Holdings Corporation Pro Forma Adjustments		Pro Forma Combined
Revenue	$151,678	$—		$20,924	$—		$172,602
Cost of Sales	122,616	—		17,921	—		140,537
Gross Profit	29,062	—		3,003	—		32,065
Selling, General and Administrative Expenses	19,275	—		2,794	175	(a)	22,244
Depreciation and Amortization	4,894	—		36	258	(b)	5,188
Income (Loss) from Operations	4,893	—		173	(433)		4,633
Interest Expense, net	4,057	—		69	330	(c)	4,456
Income (Loss) Before Income Taxes	836	—		104	(763)		177
Income Tax (Expense) Benefit	7,463	536	(d)	(85)	—		6,842
Net Income (Loss)	$8,299	$536		$19	$(763)		$7,019
Per Share Data:
Basic Earnings per Share							$1.29
Diluted Earnings per Share							$1.24
Weighted Average Number of Shares:
Basic							5,425
Diluted							5,646

(a)
The adjustment to selling, general and administrative expenses reflects the removal of management fees paid by InStaff to one of its current stockholders. The payment of this management fee ceased upon the acquisition.

(b)
The adjustment to depreciation and amortization reflects the amortization of intangible assets acquired in the acquisition of InStaff, net of the reduction in depreciation expense due to the extended useful life of the property and equipment upon acquisition. We expect to amortize the fair value of the identifiable intangible assets with finite lives on a straight-line basis over an estimated useful life of five years.

(c)
The adjustment to interest expense reflects the additional $0.4 million of interest expense related to the additional debt issued to finance the acquisition of InStaff. We issued an additional $6.0 million of subordinated loans, which carried the same fixed 14% annual interest rate as the then outstanding subordinated loans, and borrowed an additional $3.0 million on our then existing revolver, which had an interest rate of 3.9% at December 29, 2013. The adjustment to interest expense also removes the $0.06 million of interest expense incurred by InStaff on a line of credit that was not assumed.

(d)	The adjustment to income taxes reflects the conversion to a C corporation in November 2013.

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus:

•	common stock;

•	preferred stock;

•	warrants to acquire common stock or preferred stock; or

•	any combination of the foregoing, either individually or as units consisting or two or more securities.
The selling stockholders may offer common stock.
The following description of the terms of these securities sets forth some of the general terms and provisions of securities that may be offered. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.
Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may be permitted under applicable law, rules or regulations.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and our bylaws and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the full text of our certificate of incorporation and bylaws. References in this section to the “Company,” “we,” “us” and “our” refer to BG Staffing, Inc. and not to any of its subsidiaries.
Authorized Capitalization
Our certificate of incorporation provides that our authorized capital stock consists of 19,500,000 shares of common stock, par value $0.01 per share and 500,000 shares of undesignated preferred stock, par value $0.01 per share. As of December 18, 2014, we have 6,573,790 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Voting Rights
Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election of directors to our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. The election of directors will be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election.
Dividend Rights
The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.
Other Rights
Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares registered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Stock Exchange
Our common stock is listed on the NYSE MKT under the symbol “BGSF.”
Transfer Agent and Registrar
American Stock Transfer & Trust Company serves as the transfer agent and registrar for our common stock.
Preferred Stock
Our certificate of incorporation authorizes our Board of Directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.
Board Composition
Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. L. Allen Baker, Jr. is in the class of directors whose term expires at the first annual meeting of stockholders following the date of this prospectus. Richard L. Baum, Jr. and Paul A. Seid are in the class of directors whose term expires at the second annual meeting of stockholders following the date of this prospectus. Douglas E. Hailey and C. David Allen, Jr. are the class of directors whose term expires at the third annual meeting of stockholders following the date of this prospectus. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.
Corporate Opportunity
Douglas E. Hailey, who is an employee of Taglich Brothers, Inc. and owns Taglich Private Equity LLC, and Richard L. Baum, Jr., an indepdendent contractor for Taglich Private Equity LLC, serve on our board of directors. Taglich Private Equity LLC or its affiliates may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Taglich Private Equity LLC or its affiliates, on the one hand, and of our stockholders generally, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (3) the transaction is otherwise fair to us. Our certificate of incorporation also provides that any principal, officer, member, manager and/or employee of Taglich Private Equity, LLC or Taglich Brothers, Inc. or any entity that controls, is controlled by or under common control with, those entities (other than the company or any company that is controlled by the company) or any investment funds or portfolio companies managed by the foregoing will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors is divided into three classes, with each class serving three-year staggered terms. In addition, under our certificate of incorporation, our directors may only be removed for cause and only upon the affirmative vote of the majority of the total voting power of our outstanding voting stock, at a meeting of our stockholders called for that purpose. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Only our board of directors will be able to fill vacancies on our board of directors or increase the size of our board.
Requirements for Nominations and Proposals at Stockholder Meetings
Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws also provide that nominations of persons for election to our board of directors may be made at a meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors shall be elected at such meeting, by any stockholder who (i) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) is entitled to vote at the meeting and upon such election and (iii) complies with the notice procedures set forth in our bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our company’s certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting unless our board of directors approves in advance the action to be taken by written consent and the taking of the action by written consent.
Business Combinations with Interested Stockholders
We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that (i) Taglich Private Equity LLC, Taglich Brothers, Inc. and any of their affiliates or associates, including any investment funds or portfolio companies managed by the foregoing, (ii) any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our stock and (iii) any person who would otherwise be an interested stockholder because of a transfer of 5% or more of our outstanding voting stock by any person described in clause (i) or (ii) to such person will be excluded from the “interested stockholder” definition in our certificate of incorporation and will therefore not be subject to the restrictions therein that have the same effect as Section 203.
Requirements for Amendments to our Certificate of Incorporation
Our certificate of incorporation provides that the provisions of our certificate of incorporation relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the undesignated preferred stock, business combinations with interested persons, corporate opportunities, amendment of our certificate of incorporation and the Court of Chancery as the exclusive forum for certain disputes, may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote thereon, voting together as a single class.
The following description of our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that may be offered under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part. The terms of our common stock and preferred stock may also be affected by Delaware law.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•
if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock or preferred stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

SELLING STOCKHOLDERS
The following table sets forth information as of December 18, 2014 to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.
 We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated.
 The percent of beneficial ownership for the selling stockholders is based on 6,573,790 shares of common stock outstanding as of December 18, 2014.  Options and warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of December 18, 2014 are considered outstanding and beneficially owned by such investors for the purpose of computing their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.  Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.
 Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.
 The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.
 Except as described below, the selling stockholders are neither broker-dealers nor affiliates, as defined in Rule 405, of broker-dealers.  The selling stockholders acquired the common stock being offered upon closings of private placements of our common stock that closed on December 10, 2014 and December 17, 2014.
 Information about the selling stockholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned Prior to this Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Number		Percent		Number	Percent
Albert C. Esposito & Brooke Crowley Esposito (2)	27,725		*	15,384	12,341	*
Albert Esposito & Margaret Esposito (2)	60,086	(3)	1%	15,384	44,702	*
Aldo Kokot & Mary Kokot (2)	2,282		*	1,436	846	*
Allison Bibicoff	1,538		*	1,538	—	*
Andrew K. Light	84,334	(4)	2%	20,513	63,821	1%
Angus Bruce & Lauralee Bruce (2)	29,870	(5)	*	6,154	23,716	*
Applebaum Family Limited Partnership (6)	46,511	(7)	*	7,692	38,819	*
AR-and-Associates Individual (K) (8)	1,539		*	1,539	—	*
Ashok Kumar Narang	54,896		*	16,410	38,486	*
Barktones LLC (9)	66,350		1%	18,461	47,889	*
Bennett Greenspon	2,000		*	2,000	—	*
Billings Family Revocable Trust (11)	3,079		*	3,079	—	*
C. Mark Casey	1,026		*	1,026	—	*
Camilo Sartie & Patricia Sartie (2)	1,000		*	1,000	—	*
Charles Brand	37,503	(12)	*	20,513	16,990	*
David A. Random	125,170	(13)	2%	20,513	104,657	2%
David Frank Rios & Margaret Jo Rios Trust (14)	43,360		*	15,385	27,975	*
David J. Conger	2,000		*	2,000	—	*
David J. Larkworthy Trust	3,077		*	3,077	—	*
David L. Allen	8,406		*	8,206	200	*
David Moulder	2,564		*	2,564	—	*
Dazia Capital Spain S.L. (15)	5,128		*	5,128	—	*

Denis Fortin (16)	170,093		3%	20,500	149,593	3%
Dr. Baldev S. Brar & Dr. Burmukh K. Brar (2)	4,520		*	2,500	2,020	*
Dr. Richard V. Nuttall & Annetta Mets Nuttall (2)	1,538		*	1,538	—	*
Edgar L. Parker	2,052		*	2,052	—	*
Edward J. Cook	20,995		*	7,692	13,303	*
Elaine Dines Revocable Trust	2,564		*	2,564	—	*
Bonnie S Cohen 2012 Trust	5,492		*	2,051	3,441	*
Elizabeth Chamberlain	3,076		*	3,076		*
Estate of Richard Curtis Clayton (10)	18,462		*	18,462	—	*
Estelle Siegel	2,000		*	2,000	—	*
Frank R. Jazzo	3,077		*	3,077	—	*
Glenn R. Hubbard	86,626	(17)	2%	20,513	66,113	1%
Ernest H. Hill Living Trust (18)	8,932		*	2,051	6,881	*
H. Philip Howe Trust (19)	16,346		*	3,076	13,270	*
The Bibicoff Family Trust (20)	29,297	(21)	*	1,539	27,758	*
Henry Jackson Warden	2,500		*	2,500	—	*
Herbert A. Palans Trust (22)	769		*	769	—	*
Holly Lee Loebel	2,564		*	2,564	—	*
Howard A. Kalka	3,497	(23)	*	3,077	420	*
IRA FBO David Stetson (70)	10,000		*	10,000	—	*
IRA FBO Donald C. Holliday (70)	10,000		*	10,000	—	*
IRA FBO Francis Bissaillon (70)	12,308		*	12,308	—	*
IRA FBO Kenneth W. Cleveland (70)	44,422		*	7,692	36,730	*
IRA FBO Scott C. Folkers (70)	2,564		*	2,564	—	*
IRA FBO Starr F. Schlobohm, Jr.(70)	1,539		*	1,539	—	*
IRA FBO Timothy M. Fitzpatrick (70)	2,052		*	2,052	—	*
IRA FBO Vincent J. McGill	5,128		*	5,128	—	*
James B. Freeman	2,000		*	2,000		*
James F. & Claudia A. Matcek (2)	2,051		*	2,051	—	*
James & Patricia Tadych Trust (24)	82,985	(25)	1%	25,642	57,343	1%
James Zima Trust	2,500		*	2,500	—	*
Jay Shuster	2,564		*	2,564	—	*
Jeffrey G. and Mary Ann Hipp (2)	53,913	(26)	*	12,820	41,093	*
Jeffrey H. Golden	8,968		*	5,128	3,840	*
John Brannen	2,052		*	2,052	—	*
John J. Resich Trust (27)	10,256		*	10,256	—	*
John O. Hanson Revocable Trust (28)	2,564		*	2,564	—	*
John R. Bertsch Trust (29)	103,523	(30)	2%	25,640	77,883	1%
John R. Wiencek	20,068	(31)	*	7,692	12,376	*
John R. Worthington Trust (32)	7,700		*	7,700	—	*
John S. Tschohl Trust	7,725		*	2,564	5,161	*
John W. Crow	15,032		*	10,256	4,776	*
Joseph F. Domenice	1,539		*	1,539	—	*
Junge Revocable Trust (33)	200,600		4%	41,026	159,574	3%
Kaplan Family Trust (34)	1,000		*	1,000	—	*
Keith Becker	29,995	(35)	*	6,154	23,841	*
Larry V. Lowrance	1,538		*	1,538	—	*
Lenore Mahoney	10,256		*	10,256	—	*
Marvin J. Loutsenhizer	3,000		*	3,000	—	*
Michael Dunham	27,646		*	7,692	19,954	*
Michael Fourticq	75,550	(36)	1%	10,300	65,250	1%

Michael G Bero	1,000		*	1,000	—	*
Nicholas Taglich & Juliana Taglich (2)	15,118		*	3,077	12,041	*
Nina B. Sando	2,437		*	1,539	898	*
Norper Investments (37)	21,078	(38)	*	7,692	13,386	*
Pamela M. and Brian P. Walsh (2)	3,590		*	3,590	—	*
Patricia Tschohl Trust	2,564		*	2,564	—	*
Thuemling Industrial Products Inc Profit Sharing Plan (39)	34,715		*	1,000	33,715	*
Peter S. Gold	1,539		*	1,539	—	*
Rachel T. Baroni Trust (40)	30,672	(41)	*	5,128	25,544	*
Raymond M. and Joan P. Beebe (2)	59,948	(42)	1%	10,256	49,692	*
Revocable Living Trust of Frances DeLuca (43)	33,953	(44)	*	15,385	18,568	*
Richard Duke	26,617		*	5,100	21,517	*
Richard F. Bero	1,025		*	1,025	—	*
Robert Brooks	7,700		*	7,700	—	*
Robert D. Katchke	2,564		*	2,564	—	*
Robert Edmonson	22,962	(45)	*	7,692	15,270	*
Robert Moussa	3,100		*	3,100	—	*
Robert P. Giesen	3,076		*	3,076	—	*
Robert W. Allen, Jr.	10,256		*	10,256	—	*
Robert W. Main Trust (46)	2,000		*	2,000	—	*
Roger W. and Joyce M. Lunstra Living Trust (47)	41,531		*	8,206	33,325	*
Ronald A. Bero	36,037	(48)	*	8,206	27,831	*
Ronald Johnson	20,283	(49)	*	5,128	15,155	*
Samuel E. Leonard Trust (50)	16,096	(51)	*	1,538	14,558	*
Shadow Capital LLC (52)	157,985	(53)	3%	10,256	147,729	3%
Sheela P. Kumar	3,590		*	3,590	—	*
Spahr-Derebery Family Trust (54)	17,756	(55)	*	2,051	15,705	*
Sterling Family Investment LLC (56)	198,411	(57)	4%	10,256	188,155	3%
Steven A. Boggs	36,112		*	10,000	26,112	*
Steven Mucciolo	3,000		*	3,000	—	*
Steven R. Berlin	5,128		*	5,128	—	*
Susan M. Allen Trust (58)	75,279	(59)	1%	30,769	44,510	*
Susan and Magnus Thorstenn (2)	33,758		*	5,128	28,630	*
Tad Wilson	24,482		*	9,230	15,252	*
The Carolyn L. Foutch Revocable Living Trust (60)	28,704		*	10,256	18,448	*
The Ladendorf Family Revocable Trust (61)	29,669		*	12,820	16,849	*
The Shirley J. Lewis Marital Trust (62)	54,155		*	10,256	43,899	*
The Staff F. Schlobohm Education Trust (63)	10,256		*	10,256	—	*
The Temkin Family Legacy Trust (64)	2,600		*	2,600	—	*
Thomas L. Ryan	2,564		*	2,564	—	*
Victor Microwave Co. Inc. (65)	3,077		*	3,077	—	*
Wafgal Limited (66)	9,425		*	2,051	7,374	*
Warren Earl Fuller	5,128		*	5,128	—	*
William C. Steele Living Trust (67)	22,468	(68)	*	2,051	20,417	*
William Winters	2,564		*	2,564		*
Wulf & Renate Paulick (2)	39,035	(69)	*	5,000	34,035	*

* Less than 1%.

(1)	Assumes the sale of all shares of common stock offered pursuant to this prospectus.
(2)	These shares are held in joint tenancy with right of survivorship.

(3)	Includes warrants to purchase 1,118 shares of our common stock.
(4)	Includes warrants to purchase 1,397 shares of our common stock.
(5)	Includes warrants to purchase 280 shares of our common stock.
(6)	Irving Applebaum is the Chief Investment Officer of Applebaum Family Limited Partnership and has voting and investment control of the share of our common stock held in the name of such entity.
(7)	Includes warrants to purchase 839 shares of our common stock.
(8)	Pershing LLC acts as custodian of AR-and-Associates Individual (K)
(9)	Sara Penn has voting investment control over the shares held in the name of Bartones LLC.
(10)	Deborah Ann Clayton is the Executor of this estate.
(11)	Jed and Marie are the trustees of the Billings Family Revocable Trust and have voting and investment control over the shares held in the name of Billings Family Revocable Trust.
(12)	Includes warrants to purchase 420 shares of our common stock.
(13)	Includes warrants to purchase 2,096 shares of our common stock.
(14)
David Frank Rios and Margaret Jo Rios are trustees of the David Frank Rios & Margaret Jo Rios Trust and have voting and investment control over the shares held in the name of the David Frank Rios & Margaret Jo Rios Trust.

(15)	Daniel Mazin Mor is the administrator of Dazia Capital Spain S.L. and has voting and investment control over the shares held in the name of Dazia Capital Spain S.L.
(16)	Includes warrants to purchase 1,677 shares of our common stock.
(17)	Includes warrants to purchase 1,258 shares of our common stock.
(18)	Gregory P. Hill is the trustee of the Earnest H. Hill Living Trust and has voting and investment control over the shares held in the name of Earnest H. Hill Living Trust.
(19)	H. Philip Howe and Margaret Virginia Howe are the trustees of the H. Philip Howe Trust and have voting and investment control over the shares held in the name of H. Philip Howe Trust.
(20)	Harvey Bibicoff is the trustee of The Bibicoff Family Trust and has voting and investment control over the shares held in the name of The Bibicoff Family Trust.
(21)	Includes warrants to purchase 12,500 shares of our common stock.
(22)	Herbert A. Palans and Linda S. Palans are trustees of the Herbert A. Palans Trust and have voting and investment control over the shares held in the name of the Herbert A. Palans Trust.
(23)	Includes warrants to purchase 420 shares of our common stock.
(24)
James L. Tadych and Patricia A. Tadych are the trustees of the James Tadych and Patricia Tadych Revocable Trust and have voting and investment control over the shares held in the name of the James Tadych and Patricia Tadych Revocable Trust.

(25)	Includes warrants to purchase 839 shares of our common stock.
(26)	Includes warrants to purchase 420 shares of our common stock.
(27)	John J. Resich, Jr. is the trustee of the John J. Resich, Jr. Retirement Trust and has voting and investment control over the shares held in the name of the John J. Resich, Jr. Retirement Trust.
(28)
John O. Hanson and Carolyn N. Vredevelt are the trustees of the John O. Hanson Revocable Trust and have voting and investment control over the shares held in the name of the John O. Hanson Revocable Trust.

(29)	John R. Bertsch is the trustee of the John R. Bertsch Trust and has voting and investment control over the shares held in the name of the John R. Bertsch Trust.
(30)	Includes warrants to purchase 2,235 shares of our common stock.
(31)	Includes warrants to purchase 336 shares of our common stock.
(32)	John R. Worthington is the trustee of the John R. Worthington Trust and has voting and investment control over the shares held in the name of the John R. Worthington Trust.
(33)	John P. Junge is the trustee of the Junge Revocable Trust and has voting and investment control over the shares held in the name of the Junge Revocable Trust
(34)	Kalman R. Kaplan is the trustee of the Kaplan Family Trust and has voting and investment control over the shares held in the name of the Kaplan Family Trust
(35)	Includes warrants to purchase 420 shares of our common stock.
(36)	Includes warrants to purchase 1,062 shares of our common stock.
(37)	Norman Perry has voting and investment control over the shares held by Norper Investments Inc.
(38)	Includes warrants to purchase 559 shares of our common stock.
(39)
Terry Thuemling is trustee of the Thuemling Industrial Products Inc Profit Sharing Plan and has voting and investment control over the shares held in the name of the Thuemling Industrial Products Inc Profit Sharing Plan.

(40)	PJ and RT Baroni are trustees of the Rachel T. Baroni Trust and have voting and investment control over the shares held in the name of the Rachel T. Baroni Trust.
(41)	Includes warrants to purchase 699 shares of our common stock.
(42)	Includes warrants to purchase 1,258 shares of our common stock.

(43)	Guerino DeLuca is the trustee of the Revocable Living Trust of Frances DeLuca and has voting and investment control over the shares held in the name of the Revocable Living Trust of Frances DeLuca.
(44)	Includes warrants to purchase 336 shares of our common stock.
(45)	Includes warrants to purchase 420 shares of our common stock.
(46)	Robert W. Main is the trustee of the Robert W. Main Trust and has voting and investment control over the shares held in the name of the Robert W. Main Trust.
(47)
Roger Lunstra and Joyce Lunstra are trustees of the Roger W. & Joyce M. Lunstra Living Trust and have voting and investment control over the shares held in the name of the Roger W. & Joyce M. Lunstra Living Trust.

(48)	Includes warrants to purchase 420 shares of our common stock.
(49)	Includes warrants to purchase 280 shares of our common stock.
(50)	Samuel E. Leonard is the trustee of the Samuel E. Leonard Trust and has voting and investment control over the shares held in the name of the Samuel E. Leonard Trust.
(51)	Includes warrants to purchase 140 shares of our common stock.
(52)	B. Kent Garlinghouse is manager of Shadow Capital LLC and has voting and investment control over the shares held in the name of Shadow Capital LLC.
(53)	Includes warrants to purchase 1,677 shares of our common stock.
(54)
Gregory E. Spahr and M. Jennifer Derebery are the trustees of the Spahr-Derebery Family Trust and have voting and investment control over the shares held in the name of the Spahr-Derebery Family Trust.

(55)	Includes warrants to purchase 559 shares of our common stock.
(56)	Arthur Sterling is the manager of Sterling Family Investment LLC and has voting and investment control over the shares held in the name of Sterling Family Investment LLC.
(57)	Includes warrants to purchase 2,417 shares of our common stock.
(58)	Susan Allen is the trustee of the Susan M. Allen Trust and has voting and investment control over the shares held in the name of the Susan M. Allen Trust.
(59)	Includes warrants to purchase 894 shares of our common stock.
(60)	Carolyn L. Foutch is the trustee of the Carolyn L. Foutch Living Trust and has voting and investment control over the shares held in the name of the Carolyn L. Foutch Living Trust.
(61)
Mark C. and Debra L. Ladendorf are the trustees of the Ladendorf Family Revocable Living Trust and have voting and investment control over the shares held in the name of the Ladendorf Family Revocable Living Trust.

(62)	Guy W. Lewis is the trustee of the Shirley J. Lewis Marital Trust and has voting and investment control over the shares held in the name of the Shirley J. Lewis Marital Trust.
(63)
Dennis R. Davidson and Shawn D. Evans are trustees of the Star F. Schlobohm Education Trust and having voting and investment control over the shares held in the name of the Starr F. Schlobohm Education Trust.

(64)	Mark J. Temkin is the trustee of the Temkin Family Legacy Trust and has voting and investment control over the shares held in the name of the Temkin Family Legacy Trust.
(65)	Bob Parks is the vice president of Victor Microwave Co. Inc. and has voting and investment control over the shares held in the name of Victor Microwave Co. Inc.
(66)	Bruce Campbell is managing director of Wafgal Limited and has voting and investment control over the shares held in the name of Wafgal Limited.
(67)	William C. Steele is the trustee of the William C. Steele Living Trust and has voting and investment control over the shares held in the name of the William C. Steele Living Trust.
(68)	Includes warrants to purchase 839 shares of our common stock.
(69)	Includes warrants to purchase 420 shares of our common stock.
(70)	Pershing LLC acts as custodian of this Rollover IRA.

PLAN OF DISTRIBUTION

Sales of Securities by the Company
We may sell the securities offered through this prospectus or any applicable prospectus supplement in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters for resale to investors or to the public;

•	to one or more underwriters acting alone for resale to investors or to the public;

•
through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	by delayed delivery contracts or by remarketing firms;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

•	through a combination of any such methods of sale.
Our common stock may be issued upon conversion of preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.
The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. Any of the prices may represent a discount from the prevailing market prices. In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will, where applicable, describe, disclose or identify:

•	the terms of the offering;

•	any underwriters, dealers or agents;

•	any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any commissions paid to agents.
Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
We may sell the securities offered through this prospectus directly or through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.
We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
If indicated in the applicable prospectus supplement, securities may also be offered or sold by a “remarketing firm” in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.
If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
We may from time to time engage a firm or firms to act as our agent for one or more offerings of our securities. We sometimes refer to any such agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, than the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on an exchange, or sales made to or through a market maker other than on an exchange. Any such offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.
Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market, other than shares of our common stock, which are listed on the NYSE MKT. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.
Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.
To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Sales of Our Common Stock by Selling Stockholders
As of the date of this prospectus, we have not been advised by any selling stockholder as to any plan of distribution. The selling stockholders may choose not to sell any common stock. The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders or their successors, which includes their donees, pledgees, assignees or transferees or other successors-in-interest; or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders reserve the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.
The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. If a selling stockholder is a registered broker-dealer, such selling stockholder will be deemed to be an underwriter. If a selling stockholder is deemed to be an underwriter, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or agent’s commissions or concessions received by such selling stockholder may be deemed to be underwriting discounts and commissions under the Securities Act. If a selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling stockholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
The selling stockholders may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of common stock respectively owned by them and, if they default in the performance of their secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferee, pledgee, assignee or other successors in interest as selling stockholders under this prospectus.
To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.
Our common stock is listed on the NYSE MKT under the symbol “BGSF.”
There can be no assurance that the selling stockholders will sell any or all of the common stock under this prospectus. Further, we cannot assure you that the selling stockholders will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus.
The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

BG Staffing, Inc.
5000 Legacy Drive, Suite 350
Plano, Texas 75024
 (972) 692-2400
Attention: Secretary

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed, including information furnished under Item 2.02 or Item 7.01 of Form 8-K) prior to the termination of the offering:

•	our Annual Report on Form 10-K for fiscal year ended December 29, 2013 filed with the SEC on March 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2014, filed with the SEC on April 30, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014, filed with the SEC on August 8, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014, filed with the SEC on November 3, 2014;

•
our Current Reports on Form 8-K filed with the SEC on February 4, 2014, February 12, 2014, May 6, 2014, August 21, 2014, October 22, 2014, November 3, 2014, December 3, 2014, December 11, 2014, December 15, 2014 and December 18, 2014;

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on October 22, 2014.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon for us by Fulbright & Jaworski LLP (a member of Norton Rose Fulbright), Dallas, Texas.

EXPERTS
The audited financial statements of BG Staffing, Inc. for the year ended December 29, 2013 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Whitley Penn LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.
The audited financial statements of LTN Staffing, LLC d/b/a BG Staffing as of December 30, 2012 and for the years ended December 30, 2012 and December 25, 2011 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements of American Partners, Inc. included in this prospectus have been so included in reliance upon the report of Kahn, Litwin, Renza & Co., Ltd., independent public accountants, upon the authority of said firm as experts in giving said report.
The audited financial statements of InStaff Holding Corporation included in this prospectus have been so included in reliance upon the report of Weaver & Tidwell, L.L.P., independent registered public accountants, upon the authority of said firm as experts in giving said report.

INDEPENDENT AUDITOR'S REPORT

To the Stockholders of
American Partners Inc:

We have audited the accompanying balance sheets of American Partners Inc (the Corporation) as of December 3, 2012 and December 31, 2011, and the related statements of income and retained earnings and cash flows for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Partners Inc as of December 3, 2012 and December 31, 2011, and the results of its operations and its cash flows for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

/s/ Kahn, Litwin, Renza & Co., Ltd.
Waltham, Massachusetts
February 11, 2013

AMERICAN PARTNERS INC
BALANCE SHEETS
December 3, 2012 and December 31, 2011

	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$1,246,611	$1,317,505
Accounts receivable	5,055,159	4,446,426
Prepaid expenses	31,078	31,494
Employee loans	—	4,238
Loans to stockholders	—	61,398
Total current assets	6,332,848	5,861,061
Property and Equipment, at cost	53,730	50,976
Less accumulated depreciation	35,400	25,371
Net property and equipment	18,330	25,605
Total Assets	$6,351,178	$5,886,666
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	2,511,455	2,099,326
Distributions payable	1,200,561	—
Accrued liabilities	128,248	274,518
Total current liabilities	3,840,264	2,373,844
Stockholders’ Equity:
Common stock, $.01 par value; 10,000,000 shares authorized, 100 shares issued and outstanding	1	1
Additional paid-in capital	99,999	99,999
Retained earnings	2,410,914	3,412,822
Total stockholders’ equity	2,510,914	3,512,822
Total Liabilities and Stockholders’ Equity	$6,351,178	$5,886,666

See accompanying notes to financial statements and independent auditors’ report.

AMERICAN PARTNERS INC
STATEMENT OF INCOME AND RETAINED EARNINGS
For the Period January 1, 2012 to December 3, 2012
and the Year Ended December 31, 2011

	2012	2011
Revenue	$28,666,095	$25,587,991
Cost of revenue	22,992,864	20,471,205
Gross profit	5,673,231	5,116,786
Selling, general and administrative expenses	3,852,743	3,248,277
Operating income	1,820,488	1,868,509
Other income (expense):
Interest income	3,305	16
Interest expense	—	(8,888)
Total other income (expense), net	3,305	(8,872)
Net Income	1,823,793	1,859,637
Retained earnings, beginning of period	3,412,822	1,553,185
Stockholder distributions	(2,825,701)	—
Retained earnings, end of period	$2,410,914	$3,412,822

See accompanying notes to financial statements and independent auditors’ report.

AMERICAN PARTNERS INC
STATEMENTS OF CASH FLOWS
For the Period January 1, 2012 to December 3, 2012
and the Year Ended December 31, 2011

	2012	2011

Cash Flows from Operating Activities
Net income	1,823,793	1,859,637
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	86,281	52,525
Depreciation	10,029	9,478
Changes in operating assets and liabilities:
Accounts receivable	(695,014)	(944,750)
Prepaid expenses	416	(6,213)
Employee loans	4,238	620
Accounts payable	412,129	490,105
Accrued liabilities	(146,270)	54,698
Net cash provided by operating activities	1,495,602	1,516,100
Cash Flows from Investing Activities:
Purchase of property and equipment	(2,754)	(20,595)
Collections from (loans to) stockholders	50,000	(61,398)
Net cash provided (used) by investing activities	47,246	(81,993)
Cash Flows from Financing Activities:
Principal payments on long-term debt	—	(116,790)
Stockholder distributions	(1,613,742)	—
Net cash used by financing activities	(1,613,742)	(116,790)
Net Increase (Decrease) in Cash and Cash Equivalents	(70,894)	1,317,317
Cash and Cash Equivalents, beginning of period	1,317,505	188
Cash and Cash Equivalents, end of period	1,246,611	1,317,505
Schedule of Noncash Investing and Financing Transactions:
Distributions declared, payable at year-end	1,200,561	—
Forgiveness of loan to shareholder	11,398	—
Supplemental Cash Flow Information:
Cash paid for interest	—	8,888

See accompanying notes to financial statements and independent auditors’ report.

AMERICAN PARTNERS INC
NOTES TO FINANCIAL STATEMENTS
For the Period January 1, 2012 to December 3, 2012
and the Year Ended December 31, 2011

NOTE 1. NATURE OF OPERATIONS

American Partners Inc (the Corporation) is a Rhode Island S Corporation that provides specialized recruiting services to clients looking for business intelligence and enterprise performance management professionals in the Hyperion, Oracle Business Intelligence, Peoplesoft and SAP markets.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Corporation is presented to assist the reader in understanding the Corporation’s financial statements. The financial statements and notes are representations of the Corporation’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation
The Corporation prepares its financial statements on the accrual basis of accounting. The Corporation has a December 31 year-end; however, these financial statements are prepared for the eleven-month period ended December 3, 2012 in connection with the transaction described in Note 9.

Revenue Recognition
The Corporation has two primary forms of revenue: recruitment related and permanent placement related. Revenues are recognized upon the rendering of these services. The majority of revenues are generated by the recruitment business, where billings are generally negotiated and invoiced on a per-hour basis. Accordingly, as contingent workers are placed, revenue is recorded based on hours worked. Permanent placement revenues are recorded as a one-time fee when placements are made.

Financial Instruments
Financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The carrying value of these instruments approximates their fair value.

Cash and Cash Equivalents
Cash and cash equivalents include investments in highly liquid debt instruments with an original maturity date of three months or less.

Accounts Receivable
Accounts receivable are carried at anticipated net realizable value. Doubtful accounts are provided for on the basis of anticipated collection losses. The estimated losses are determined from historical collection experience and a review of outstanding accounts receivable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 3, 2012 and December 31, 2011, no allowance for doubtful accounts was considered necessary.

The Corporation does not accrue interest on these receivables. A receivable is considered past due if payments have not been received by the Corporation for 30 days. At that time, the Corporation will reevaluate the receivable and determine the appropriate course of action for collection.

Property and Equipment
Property and equipment are recorded at cost. Expenditures for repairs and maintenance are expensed as incurred. Renewals and betterments that materially extend the life of the assets are capitalized. Depreciation is computed on the modified accelerated cost recovery methods over the estimated useful lives of the related assets which range from five to seven years.

Advertising
Advertising costs are expensed as incurred. Advertising expense for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011, was approximately $10,400 and $10,500, respectively.

Income Taxes

The Corporation, with the consent of its stockholders, elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code. Subchapter S provides that the individual stockholders be taxed on their proportionate share of the Corporation’s taxable income in lieu of the Corporation paying income taxes. Therefore, no provision or liability for income taxes is reflected in these financial statements. The Corporation’s income tax returns for 2009, 2010, and 2011 are subject to examination by the Internal Revenue Service, generally for three years after they were filed.

Concentrations of Credit Risk
Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Corporation maintains its operating accounts in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to specified limits. From time to time, the Corporation had bank balances in excess of federally insured limits.

For the period January 1, 2012 to December 3, 2012, no customer concentrations were present. For the year ended December 31, 2011, two customers represented 27% of the Corporation’s revenue. At December 31, 2011, three customers accounted for 37% of the Corporation’s accounts receivable balance.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	2012	2011
Furniture and fixtures	$23,949	$21,195
Equipment	17,331	17,331
Leasehold improvements	12,450	12,450
Total property and equipment	$53,730	$50,976

NOTE 4. LONG-TERM DEBT

On January 29, 2008, the Corporation entered into a promissory note in the amount of $250,000 with interest payable at 8%. Interest and principal payments were due monthly commencing on February 29, 2008 through January 29, 2013. The note was secured by substantially all of the assets of the Corporation and was personally guaranteed by an owner of the Corporation. On August 5, 2011, the Corporation paid the outstanding balance of the loan.

NOTE 5. LINE OF CREDIT

The Corporation has a revolving line of credit with a bank which permits maximum borrowings up to the lower of $1,000,000 or the aggregate sum of 80% of eligible accounts receivable. The line of credit requires interest on borrowings at the bank’s prime rate (3.25% at December 3, 2012 and December 31, 2011, respectively) plus 2.00%. Advances on the credit line are payable upon demand and are secured by substantially all assets of the Corporation and the personal guaranty of one of the stockholders. The line of credit matured on December 4, 2012.

At December 3, 2012 and December 31, 2011, there was no outstanding balance on the line of credit.

In conjunction with the line of credit agreement, the Corporation had agreed to certain financial, transactional and conditional debt covenants. Management believes that the Corporation was in compliance with all covenants at December 3, 2012 and December 31, 2011.

NOTE 6. RETIREMENT PLAN

The Corporation maintains a 401 (k) profit sharing plan (the Plan), which covers all employees that have met the Plan’s eligibility requirement after having completed six months of service. The Corporation’s contributions to the Plan are at the discretion of senior management. Contributions of approximately $34,000 and $16,500 were made to the Plan for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

The Corporation has the following commitments and contingencies:

Operating Lease Commitments
The Corporation leases office space in Pawtucket, Rhode Island under a non-cancelable operating lease which expires in February, 2014. The monthly lease payments are approximately $3,800 plus a monthly CAM fee of $130. The Corporation is responsible for paying insurance, utilities and maintenance on the office space. Total rent expense for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011 was approximately $43,000 and $38,600, respectively.

Approximate aggregate future minimum lease payments under this operating lease are as follows:

Year Ending	Amount
December 31, 2012	$3,900
December 31, 2013	48,100
December 31, 2014	8,100
Total	$60,100

Employment Agreements
The Corporation has non-competition employment agreements with each member of management, including two of its stockholders, that expire twelve months after termination. The agreements specify that the employees hold their respective positions through termination. These agreements provide for a base salary level, as well as commissions based on personal billings, profitability of their respective teams and quarterly Corporation bonuses at l/5th of 25% of corporate gross profit while maintaining a targeted level of EBIT.

NOTE 8. RELATED PARTY TRANSACTIONS

During 2011, the Corporation advanced funds of $61,398 to various stockholders. The short term loans were non-interest bearing; $50,000 of these loans was repaid during the period January 1, 2012 to December 3, 2012. The remaining balance of $11,398 was not repaid and was treated as a stockholder distribution on December 3, 2012.

NOTE 9. SUBSEQUENT EVENTS

On December 3, 2012, BG Staffing, LLC acquired substantially all of the assets of American Partners, Inc. (API) for cash consideration of $10,500,000, deferred payments of $2,000,000, issuance of equity of $500,000 and contingent consideration of $1,500,000 based on the performance of API for the two years following the date of acquisition. The purchase agreement contains a provision for a “true up” of acquired working capital 120 days after the closing date.

Management has evaluated subsequent events through February 11, 2013, which is the date these financial statements were available to be issued.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
InStaff Holding Corporation

We have audited the accompanying consolidated financial statements of InStaff Holding Corporation (the Company), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InStaff Holding Corporation as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
February 15, 2013

INSTAFF HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$300,701	$1,177
Accounts receivable, net of allowance of $153,293 and $155,086, respectively	5,651,739	5,597,329
Deferred income taxes	88,880	95,124
Prepaid expenses	27,287	41,422
Prepaid workers’ compensation expense	1,773,604	1,446,359
Total current assets	7,842,211	7,181,411
Furniture, fixtures, and leasehold improvements, net	169,248	134,807
Goodwill	6,875,087	6,875,087
Other assets	56,305	47,635
TOTAL ASSETS	14,942,851	14,238,940
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Outstanding checks payable	$—	$257,460
Accounts payable	90,040	95,693
Accrued expenses	1,546,161	1,544,471
Deferred revenue	—	13,088
Line-of-credit	3,264,048	3,265,769
Total current liabilities	4,900,249	5,176,481
Note payable	562,500	750,000
Deferred income taxes	1,750,833	1,368,657
	7,213,582	7,295,138
Stockholders’ equity
Series A Preferred stock, no par value	—	—
Common stock, no par value	—	—
Additional paid-in capital	4,956,067	4,956,067
Retained earnings	2,818,966	2,033,499
Notes receivable from stockholders	(20,817)	(20,817)
	7,754,216	6,968,749
Treasury stock, at cost	(24,947)	(24,947)
Total stockholders’ equity	7,729,269	6,943,802
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,942,851	$14,238,940

The Notes to Consolidated Financial Statements are an integral part of these statements.

INSTAFF HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
REVENUES
Temporary placements	$53,353,380	$53,391,100
Direct hire fees	128,311	191,251
	53,481,691	53,582,351
COST AND EXPENSES
Cost of sales	45,922,008	45,857,396
Operating expenses	5,784,896	6,676,241
	51,706,904	52,533,637
Operating income	1,774,787	1,048,714
OTHER EXPENSE
Interest expense	201,357	232,415
Management fees	240,000	240,000
	441,357	472,415
Income before income taxes	1,333,430	576,299
Income tax expense	547,963	271,590
NET INCOME	$785,467	$304,709

The Notes to Consolidated Financial Statements are an integral part of these statements.

INSTAFF HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2012 AND 2011

	Additional Paid-in Capital	Retained Earnings	Notes Receivable From Stockholders	Treasury Stock	Total
Balance, December 31, 2010	$4,956,067	$1,728,790	$(28,144)	$—	$6,656,713
Treasury stock purchase	—	—	7,327	(24,947)	(17,620)
Net income	—	304,709	—	—	304,709
Balance, December 31, 2011	4,956,067	2,033,499	(20,817)	(24,947)	6,943,802
Net income	—	785,467	—	—	785,467
Balance, December 31, 2012	$4,956,067	$2,818,966	$(20,817)	$(24,947)	$7,729,269

The Notes to Consolidated Financial Statements are an integral part of these statements.

INSTAFF HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$785,467	$304,709
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	82,863	75,011
Deferred income taxes	388,420	200,226
Change in operating assets and liabilities
Accounts receivable	(54,410)	(564,883)
Refundable income taxes	—	112,305
Prepaid expenses	14,135	50,547
Prepaid workers’ compensation expense	(327,245)	(209,829)
Other assets	(8,670)	11,379
Accounts payable	(5,653)	(44,507)
Accrued expenses	1,690	105,884
Deferred revenue	(13,088)	13,088
Net cash provided by operating activities	863,509	53,930
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, fixtures, and leasehold improvements	(117,304)	(51,902)
Net cash used in investing activities	(117,304)	(51,902)
CASH FLOWS FROM FINANCING ACTIVITIES
Outstanding checks payable	(257,460)	206,739
Proceeds from line-of-credit	22,607,055	19,304,360
Payments on line-of-credit	(22,608,776)	(19,495,305)
Payment on note payable - related party	(187,500)	-
Purchase of treasury stock	—	(17,620)
Net cash used financing activities	(446,681)	(1,826)
CHANGE IN CASH AND CASH EQUIVALENTS	299,524	202
CASH AND CASH EQUIVALENTS, beginning of year	1,177	975
CASH AND CASH EQUIVALENTS, end of year	$300,701	$1,177
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$201,357	$232,415
Income tax paid	$164,663	$111,820

The Notes to Consolidated Financial Statements are an integral part of these statements.

INSTAFF HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

InStaff Holding Corporation (the Company) is a Texas Corporation incorporated on August 3, 2000 in the state of Texas, for the purpose of acquiring and operating the net assets of personnel staffing businesses. These businesses provide temporary and permanent placement services in the manufacturing and assembly, clerical and professional fields to customers located primarily in Texas, Mississippi, and Tennessee.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable and Concentrations of Credit Risk

The Company extends credit to customers, which results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers. Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts based on a review of all outstanding amounts on a frequent basis. The allowance is provided for known and anticipated credit losses, as determined by management, as a result of evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recovery of accounts receivable previously written off are recorded when received.

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk related to deposits in excess of federally insured limits.

Revenue Recognition

The Company earns revenue from providing temporary and permanent personnel placements. Temporary placement revenue is recognized as services are provided to customers. Direct hire fees are earned from permanent placement services and are recognized as the service is rendered.

The Company’s revenues consist of direct payroll costs and service fees paid by its clients under its administrative services agreements. In consideration for payment of such service fees, the Company generally pays the following direct employment costs associated with the worksite employees: salaries and wages, employment related taxes, employee benefit plan premiums and workers’ compensation insurance premiums.

The Company accounts for service fees and the related direct employment costs using the accrual method. Under the accrual method, service fees related to worksite employees with earned but unpaid salaries and wages at the end of each period are recognized as unbilled receivables and the related direct payroll costs for such salaries and wages are accrued as a liability during the period in which salaries and wages are earned by the worksite employees. Subsequent to the end of each period, such salaries and wages are paid and the related service fees are billed.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations addresses the reporting of revenue gross as a principal versus net as an agent. The Company is deemed to be a principal in its personnel management services because it is at risk for the payment of direct costs, whether or not its clients pay on a timely basis or at all, and because the Company assumes a significant amount of other risks and liabilities as a co-employer of its worksite employees. As a result, the Company records the full amount of its comprehensive service fees, including the portion that represents gross pay of worksite employees, as revenue in accordance with the FASB ASC guidelines.

Furniture, Fixtures, and Leasehold Improvements

Furniture, fixtures, and leasehold improvements are recorded at cost. The cost of assets acquired through acquisitions is based on the estimated fair value of assets acquired. Expenditures for maintenance and repairs that do not materially prolong the useful lives of the assets are charged to expense. Depreciation is computed on a straight-line basis over the assets’ estimated useful lives. Leasehold improvements are amortized over the lesser of the non-cancelable lease term or the life of improvements. The estimated lives of furniture, fixtures, and leasehold improvements are approximately 3 to 7 years. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation or amortization is removed from the accounts and any gain or loss is recognized.

Goodwill

Goodwill represents the excess purchase price over the fair value of the net assets of acquired businesses. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill warrants revision or that the remaining balance of goodwill may not be recoverable. If such events or circumstances have occurred, an impairment of the asset is recognized when estimated undiscounted future cash flows generated by the affected subsidiaries are determined to be insufficient to recover the intangible asset. The amount of impairment, if any, is measured based on estimated discounted cash flows using a discount rate based on the Company’s average cost of funds. Management determined there was no impairment adjustment necessary during the years ended December 31, 2012 and 2011.

Workers’ Compensation Reserve

The Company is insured under a workers’ compensation program for corporate and worksite employees with per occurrence deductible amounts of $400,000. Workers’ compensation costs at December 31, 2012 and 2011 include an estimate of claims incurred but not yet paid of $352,397 and $109,515. Management has determined that this meets the criteria under ASC 210-20-45-1 Right of Setoff Criteria, and has recorded prepaid workers’ compensation expense net of this amount.

The reserve for unpaid workers’ compensation losses has been estimated based upon claims outstanding, including an estimate of incurred but not yet paid claims at the end of the year. These estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses are adequate. However, it is at least reasonably possible that a change in the estimates could occur in the near term. The estimates are continually reviewed and adjusted as necessary. As experience develops or new information becomes known, such adjustments will be included in current operations.

In addition, management periodically reviews outstanding claims for those that it believes to be fraudulent or those for which the Company will most likely not be liable. In such circumstances, the Company estimates a range of probable loss exposure and provides a reserve for the more likely amount in the range. If no amount within the range is more likely than any other, the Company provides for the minimum amount in the range.

Treasury Stock

The Company accounts for treasury stock using the cost method, which defers recognition of gain/loss on treasury stock until the stock has ultimately been sold or retired. Amounts recorded in treasury stock represent the cost to the Company to repurchase the outstanding shares.

Share-based Compensation

The Company has adopted a share-based employee compensation plan (the Plan), which provides for the grant of stock options to employees of the Company, with vesting periods determinable by the Board of Directors at the grant date. At December 31, 2012 and 2011, approximately 641,000 shares of Common stock remained available for grant. No options were outstanding at December 31, 2012 or 2011.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising expenses were approximately $35,000 and $38,000 for the years ended December 31, 2012 and 2011, respectively.

Income Taxes

The Company is a C corporation and is accounting for its income taxes in accordance with current accounting standards, which require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when it is more likely than not that the deferred tax assets may not be realized.

The Company recognizes in its financial statements the financial effect of a tax position, if that position is more likely than not to not be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to state and federal income taxes have been reviewed, and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions. As of December 31, 2012, the Company’s tax years 2009 to 2011 remain subject to examination for federal and state tax.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for reserves for workers’ compensation insurance, the allowance for doubtful accounts, and impairment of long-lived assets. The Company evaluates and updates its assumptions and estimates on an ongoing basis. Actual results could vary from such estimates.

Subsequent Events

The Company has evaluated for recognition and disclosure all events or transactions that occurred after December 31, 2012 through February 15, 2013, the date these financial statements were available to be issued.

NOTE 2. ACCOUNTS RECEIVABLE

The Company recorded approximately $300 and $399,000 in additions, net of recoveries, to its allowance for doubtful accounts for the years ended December 31, 2012 and 2011, respectively. The Company wrote off approximately $2,000 and $357,000 of accounts receivable against its allowance for doubtful accounts during the years ended December 31, 2012 and 2011, respectively.

NOTE 3. FURNITURE, FIXTURES, AND LEASEHOLD IMPROVEMENTS

Furniture, fixtures, and leasehold improvements consisted of the following at December 31:

	2012	2011
Furniture and fixtures	$641,979	$639,536
Leasehold improvements	77,660	113,863
	719,639	753,399
Less accumulated depreciation and amortization	550,391	618,592
	$169,248	$134,807

Depreciation and amortization expense were $82,863 and $75,011 for the years ended December 31, 2012 and 2011, respectively.

NOTE 4. ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31:

	2012	2011
Accrued compensation	$537,804	$391,153
Payroll taxes	483,771	356,625
Unclaimed wages	10,573	10,873
Unclaimed property	1,356	7,558
Accrued management fees (related party)	440,000	400,000
Accrued state taxes	29,372	79,035
Accrued interest	8,475	25,990
Other accrued expenses	34,810	273,237
	1,546,161	1,544,471

NOTE 5. LINE-OF-CREDIT

The Company has a credit agreement (Credit Agreement) with a financial institution that provides for a $4,000,000 revolving line-of-credit (LOC) maturing June 1, 2013, as amended in June 19, 2012. Interest is payable monthly on the outstanding balance of the LOC at an interest rate equal to the one month LIBOR rate plus 2.5% or the prime rate, 3.25% at December 31, 2012 and 2011. At December 31, 2012 and 2011, the Company had outstanding borrowings of $3,264,048 and $3,265,769 with amounts available to borrow of $735,952 and $734,231, respectively. The LOC is collateralized by substantially all the assets of the Company. The Credit Agreement requires maintenance of certain financial covenants and other restrictions.

NOTE 6. NOTE PAYABLE – RELATED PARTY

Note payable at December 31, 2012 and 2011 was comprised of a promissory note to a principal stockholder for the original amount of $750,000. The promissory note is subordinated to the prior payment in full of obligations under the Credit Agreement, as defined in the subordination agreement, which as of December 31, 2012 consisted of the LOC. The outstanding principal and accrued interest, shall be due and payable on or before February 17, 2014, or, on demand at any time after the Company satisfactorily fulfills its covenant obligations under the Credit Agreement. Interest on the promissory note accrues at an annual rate of 15%, and will escalate by 2.5% on each succeeding February 17th that the note remains unpaid, but will not exceed the lesser of 22.5% or the statutory legal rate limit and is payable monthly on the first day of the month. At December 31, 2012 and 2011, approximately $8,475 and $26,000, respectively, accrued interest was included in accrued expenses. At December 31, 2012 and 2011, the outstanding balance on the note payable was $750,000 and $562,500, respectively.

NOTE 7. INCOME TAXES

The components of the income tax provision (benefit) are as follows for the years ended December 31:

	2012	2011
Current – Federal	$—	$—
Current – State	44,543	71,364
Deferred	503,420	200,226
Income tax provision	$547,963	$271,590

The estimated provision for income tax expense differs from the amount calculated by applying the statutory federal income tax rates to income before taxes due to expenses which are non-deductible for federal income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31:

	2012	2011
Deferred tax assets
Allowance for bad debts	$52,594	$53,203
Federal net operating loss carryforward	(935)	136,860
State net operating loss carryforward	16,760	16,760
Other	36,286	41,921
	104,705	248,744
Deferred tax liabilities
Equipment and improvements	(36,766)	(14,511)
Intangible assets	(1,729,892)	(1,507,766)
	(1,766,658)	(1,522,277)
Net deferred tax liabilities	$(1,661,953)	$(1,273,533)

The net deferred tax asset (liability) is classified on the balance sheets at December 31 as follows:

	2012	2011
Current deferred tax asset	$88,880	$95,124
Long-term deferred tax liability	(1,750,833)	(1,368,657)
	$(1,661,953)	$(1,073,307)

If not used, the Company’s net operating losses will ultimately expire in 2019.

NOTE 8. CONCENTRATIONS

For the year ended December 31, 2012 and 2011, one customer and two customers represented approximately 20% and 34%, respectively, of the Company’s annual revenues.

At December 31, 2012 and 2011, approximately 19% and 27%, respectively, of accounts receivable was comprised of amounts due from one customer.

NOTE 9. CAPITAL STOCK

During the year ended December 31, 2011, the Company repurchased 3,564 shares of Common stock outstanding. Consideration for the purchase consisted of forgiveness of a note receivable totaling approximately $7,000, and cash paid totaling approximately $18,000.

As a result of the Company’s reorganization of its capital structure during the year ended December 31, 2010, a majority of its shareholders exchanged their shares of common stock for an equal number of the Company’s Series A Preferred stock. The following schedules summarize the changes in the number of shares of the Company’s capital stock.

	Number of Shares
	2012	2011
Authorized
Series A Preferred Stock, no par value	$700,000	$700,000
Common stock, no par value	800,000	800,000
Issued
Series A Preferred stock, no par value	629,132	629,132
Common stock, no par value
Outstanding	37,640	37,640
Treasury	3,564	3,564
Total Common stock, no par value	$41,204	$41,204

The Series A Preferred stockholders have liquidation preferences over the Common stockholders. Subject to the payment in full of the Series A Preferred stock, the remaining assets and funds of the Company will be distributed among the holders of Common and Series A Preferred stock ratably in proportion to the shares of Common stock they hold or have the right to acquire upon conversion of Series A Preferred stock. No dividend may be paid on any shares of Common stock unless a pro rata dividend is paid on the Series A Preferred stock based on the conversion rate. Each share of Series A Preferred stock is convertible to one share of Common stock.

NOTE 10. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for the benefit of eligible employees. The Company makes discretionary employer contributions. The Company’s contributions to the 401(k) plan were approximately $539 and $4,000 for the years ended December 31, 2012 and 2011, respectfully.

NOTE 11. RELATED PARTY TRANSACTIONS

The Company pays monthly management fees to a certain stockholder for management and administrative services. Total management fees were $240,000 for each of the years ended December 31, 2012 and 2011. The total management fees payable to the stockholder at December 31, 2012 and 2011, were $400,000 for each of the years, and are included in accrued expenses.

One or more of the Company’s directors own an interest in four and three of the Company’s customers in 2012 and 2011, respectively. During 2012 and 2011, the Company generated revenue totaling approximately $1,734,296 and $1,412,000, respectively, from these customers.

Notes receivable from stockholders included as a reduction of stockholders’ equity represents interest free loans for the purchase of Common stock. The note receivable was forgiven and is included in treasury stock.

During the year ending December 2011, a stockholder of the Company (the Consultant) was engaged to perform and render such consulting services as the Consultant and the Company shall agree from time to time. The agreement contains non-compete provisions, and expired during the year ended December 31, 2011. Included in operating expense are consulting fees paid to the Consultant of $48,000 for the year ended December 31, 2011.

NOTE 12. LEASE COMMITMENTS

The Company leases its office facilities and certain office equipment under noncancelable operating leases. Certain facility leases require the payment of property taxes, insurance and other costs. Most of the office leases provide renewal options, and certain equipment leases provide options to purchase the equipment at fair market value.

At December 31, 2012, the minimum future rental payments required under these leases are as follows:

Years Ending December 31,	Amount
2013	$262,988
2014	232,124
2015	194,643
2016	120,620
2017	24,200
Total	$834,575

Rent expense, which includes insurance, taxes, and other costs, was approximately $372,000 and $361,000 for the years ended December 31, 2012 and 2011, respectively.

NOTE 13. LITIGATION

The Company is regularly involved in various claims and legal actions arising in the ordinary course of its business, typically matters relating to various aspects of employment law and workers’ compensation. Management does not believe that the ultimate resolution of these matters will have a material adverse affect on the Company’s consolidated financial position, results of operations, or cash flows.

NOTE 14. PRELIMINARY AGREEMENT FOR SALE OF THE COMPANY

On October 25, 2012, the Company executed a term sheet outlining the general terms for the acquisition of the stock of the Company by another staffing company. Due diligence and negotiations related to the term sheet have not resulted in a definitive purchase date as of the report date.

INSTAFF HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS

	May 28, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$565,656	$300,701
Accounts receivable, net of allowance of $149,196 and $155,086, respectively	4,286,855	5,651,739
Deferred income taxes	88,710	88,880
Prepaid expenses	25,115	27,287
Prepaid workers’ compensation expense	2,168,659	1,773,604
Total current assets	7,134,995	7,842,211
Furniture, fixtures, and leasehold improvements, net	136,993	169,248
Goodwill	6,875,087	6,875,087
Other assets	46,122	56,305
TOTAL ASSETS	$14,193,197	$14,942,851
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Outstanding checks payable	$—	$—
Accounts payable	136,697	90,040
Accrued expenses	1,791,780	1,546,161
Line-of-credit	2,187,937	3,264,048
Total current liabilities	4,116,414	4,900,249
Note payable	468,750	562,500
Deferred income taxes	1,835,663	1,750,833
	6,420,827	7,213,582
Stockholders’ equity
Series A Preferred stock, no par value	—	—
Common stock, no par value	—	—
Additional paid-in capital	4,956,067	4,956,067
Retained earnings	2,862,068	2,818,966
Notes receivable from stockholders	(20,817)	(20,817)
	7,957,568	7,754,216
Treasury stock, at cost	(24,947)	(24,947)
Total stockholders’ equity	7,772,371	7,729,269
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,193,197	$14,942,851

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

INSTAFF HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE TWENTY-ONE WEEK PERIOD ENDED MAY 28, 2013

2013
REVENUES
Temporary placements	20,874,657
Direct hire fees	48,918
20,923,575
COST AND EXPENSES
Cost of sales	17,920,839
Operating expenses	2,353,866
20,274,705
Operating income	648,870
OTHER EXPENSE
Interest expense	57,055
Management fees	80,000
137,055
Income before income taxes	511,814
Income tax expense	85,000
NET INCOME	$426,814

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

INSTAFF HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWENTY-ONE WEEK PERIOD ENDED MAY 28, 2013

2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$426,814
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	36,068
Deferred income taxes	85,000
Change in operating assets and liabilities
Accounts receivable	1,634,884
Prepaid expenses	2,172
Prepaid workers’ compensation expense	(395,055)
Other assets	10,183
Accounts payable	46,657
Accrued expenses	321,095
Net cash provided by operating activities	2,167,818
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, fixtures, and leasehold improvements	(4,002)
Net cash used in investing activities	(4,002)
CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to shareholder	(729,000)
Net payments on line-of-credit	(1,076,111)
Payment on note payable - related party	(93,750)
Net cash used financing activities	(1,898,861)
CHANGE IN CASH AND CASH EQUIVALENTS	264,955
CASH AND CASH EQUIVALENTS, beginning of period	300,701
CASH AND CASH EQUIVALENTS, end of period	$565,656
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$56,309
Income tax paid	$25,000

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

InStaff Holding Corporation (the Company) is a Texas Corporation incorporated on August 3, 2000 in the state of Texas, for the purpose of acquiring and operating the net assets of personnel staffing businesses. These businesses provide temporary and permanent placement services in the manufacturing and assembly, clerical and professional fields to customers located primarily in Texas, Mississippi, and Tennessee.

The accompanying unaudited consolidated financial statements for the twenty-one week period ended May 28, 2013 have been prepared by the Company in accordance with generally accepted accounting principles in the United States. The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) that are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management of the Company believes, to the best of their knowledge, that the disclosures herein are adequate to make the information presented not misleading. The Company has determined that there were no subsequent events that would require disclosure or adjustments to the accompanying consolidated financial statements through the date the financial statements were issued. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 31, 2012.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Share-based Compensation

The Company has adopted a share-based employee compensation plan (the Plan), which provides for the grant of stock options to employees of the Company, with vesting periods determinable by the Board of Directors at the grant date. At May 28, 2013, approximately 641,000 shares of Common stock remained available for grant. No options were outstanding at May 28, 2013.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for reserves for workers’ compensation insurance, the allowance for doubtful accounts, and impairment of long-lived assets. The Company evaluates and updates its assumptions and estimates on an ongoing basis. Actual results could vary from such estimates.

Subsequent Events

The Company has evaluated for recognition and disclosure all events or transactions through September 6, 2013, the date these financial statements were available to be issued.

NOTE 2. SALE OF COMPANY

Effective May 28, 2013, LTN Staffing, LLC acquired substantially all of the assets of the Company for cash consideration of $9,000,000 and contingent consideration of $1,000,000 based on the performance of the company for the two years following the date of acquisition.

NOTE 3. NOTE PAYABLE – RELATED PARTY

Note payable at May 28, 2013 was comprised of a promissory note to a principal stockholder for the original amount of $750,000. The promissory note is subordinated to the prior payment in full of obligations under the Credit Agreement, as defined in the subordination agreement, which as of May 28, 2013 consisted of the LOC. The outstanding principal and accrued interest, shall be due and payable on or before February 17, 2014, or, on demand at any time after the Company satisfactorily fulfills its covenant obligations under the Credit Agreement. Interest on the promissory note accrues at an annual rate of 15%, and will escalate by 2.5% on each succeeding February 17th that the note remains unpaid, but will not exceed the lesser of 22.5% or the statutory legal rate limit and is payable monthly on the first day of the month. This note was paid in full with proceeds from the sale of the Company.

NOTE 4. CAPITAL STOCK

The following schedules summarize the changes in the number of shares of the Company’s capital stock.

Number of Shares
May 28, 2013
Authorized
Series A Preferred Stock, no par value	700,000
Common stock, no par value	800,000
Issued
Series A Preferred stock, no par value	629,132
Common stock, no par value
Outstanding	37,640
Treasury	3,564
Total Common stock, no par value	41,204

NOTE 5. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for the benefit of eligible employees. The Company makes discretionary employer contributions. The Company did not contribute to the 401(k) plan during the twenty-one week period ended May 28, 2013, respectfully.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company pays monthly management fees to a certain stockholder for management and administrative services. Total management fees were $80,000 for the twenty-one week period ended May 28, 2013. The total management fees payable to the stockholder at May 28, 2013, were $400,000 at May 28, 2013 and are included in accrued expenses.

One or more of the Company’s directors own an interest in four of the Company’s customers in 2013 and 2012. During the twenty-one week period ended May 28, 2013, the Company generated revenue totaling approximately $542,000 from these customers.

Notes receivable from stockholders included as a reduction of stockholders’ equity represents interest free loans for the purchase of common stock. The note receivable was forgiven and is included in treasury stock.

NOTE 7. LITIGATION

The Company is regularly involved in various claims and legal actions arising in the ordinary course of its business, typically matters relating to various aspects of employment law and workers’ compensation. Management does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

$60,000,000
Common Stock
Preferred Stock
Warrants

822,212 Shares of Common Stock

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions. The selling stockholders will not bear any portion of the below expenses.

Registration fee	$7,904
Legal fees and expenses	35,000
Accounting fees and expenses	33,000
Miscellaneous fees and expenses	5,000
Total	$80,904

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
Our bylaws provide that we will indemnify our directors and officers to the extent and in the manner permitted by applicable law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. An indemnitee will generally not be entitled to indemnification under our bylaws in connection with any claim initiated by the indemnitee unless we consent to the initiation of the claim.
Moreover, our certificate of incorporation provides that, to the fullest extent permitted by law, our directors will not be personally liable to us or our stockholders for damages for breach of fiduciary duty.
Any amendment, repeal or modification of the foregoing certificate of incorporation and bylaw provisions will be prospective only and will not adversely affect any indemnification right of our directors or officers or limitation on the liability of any of our directors arising from acts prior to the time of such amendment, repeal or modification.
We have also entered into indemnification agreement with each of our current directors and executive officers, specifically L. Allen Baker, Jr. (President and Chief Executive Officer, director), Michael A. Rutledge (Chief Financial Officer), Richard L. Baum, Jr. (director), Douglas E. Hailey (director), Paul A. Seid (director) and C. David Allen, Jr. (director) (collectively, the “Indemnitees”). The indemnification agreements clarify and supplement indemnification provisions already contained in our bylaws and generally provide for indemnification of the Indemnitees to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or executive officer and also provide for rights to advancement of expenses.
We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 16.  Exhibits.

The exhibits are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time    of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual or transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 19, 2014.

BG STAFFING, INC.

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: December 19, 2014

SIGNATURES	TITLE	DATE

/s/ L. Allen Baker, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	December 19, 2014
L. Allen Baker, Jr.

/s/ Michael A. Rutledge	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 19, 2014
Michael A. Rutledge

/s/ Douglas E. Hailey	Director	December 19, 2014
Douglas E. Hailey

/s/ Richard L. Baum, Jr.	Director	December 19, 2014
Richard L. Baum, Jr.

/s/ Paul A. Seid	Director	December 19, 2014
Paul A. Seid

/s/ C. David Allen, Jr.	Director	December 19, 2014
C. David Allen, Jr.

EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit	Description
1.1	Form of Underwriting Agreement (Common Stock)*
1.2	Form of Underwriting Agreement (Preferred Stock)*
1.3	Form of Underwriting Agreement (Warrants)*
3.1
Certificate of Incorporation of BG Staffing, Inc. (incorporated by reference from Amendment No. 2 to the registrant’s registration statement on Form S-1 (File No. 333-191683) filed on November 4, 2013)

3.2	Bylaws of BG Staffing, Inc. (incorporated by reference from Amendment No. 2 to the registrant’s registration statement on Form S-1 (File No. 333-191683) filed on November 4, 2013)
4.1	Form of Common Stock Certificate (incorporated by reference from Amendment No. 1 to the registrant’s registration statement on Form S-1 (File No. 333-191683) filed on October 28, 2013)
4.2	Form of Certificate of Designation*
4.3	Form of Common Stock Warrant Agreement*
4.4	Form of Preferred Stock Warrant Agreement*
4.5	Form of Preferrred Stock Certificate*
5.1	Opinion of Fulbright & Jaworski LLP (a member of Norton Rose Fulbright)
23.1	Consent of Fulbright & Jaworski LLP (a member of Norton Rose Fulbright) (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm (Whitley Penn LLP)
23.3	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)
23.4	Consent of Independent Registered Public Accounting Firm (Weaver & Tidwell, L.L.P.)
23.5	Consent of Independent Public Accounting Firm (Kahn, Litwin, Renza & Co., Ltd.)
24.1	Power of Attorney (included on the signature page hereto)

*
To be filed if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.